Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
Jan. 24, 2012

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2011

•	Peabody delivers record 2011 safety results, revenues, EBITDA, operating profit, net income and operating cash flow

•	Peabody completes Macarthur acquisition; integration is under way

•	Diluted EPS from continuing operations totals $3.76 with EBITDA of $2.13 billion

•	Excluding acquisition-related items, diluted EPS increases 42% to $4.17 and

•	EBITDA rises 21% to $2.22 billion

ST. LOUIS, Jan. 24 - Peabody Energy (NYSE: BTU) today reported full-year 2011 EBITDA of $2.13 billion. Income from continuing operations totaled $1.01 billion, with diluted earnings per share from continuing operations of $3.76. Income from continuing operations reflects $141.9 million of transaction costs and related financial performance from the Macarthur Coal acquisition. This includes $85.2 million in transaction-related costs, $29.1 million of interest expense related to ongoing financing, and $16.2 million of interest to secure bridge financing. Revenues reached $7.97 billion on sales of 250.6 million tons.
For consistency with prior financial targets, Peabody's results excluding the acquisition and related charges were EBITDA of $2.22 billion and diluted earnings per share of $4.17. “2011 was the best year in Peabody's history, combining our safest year, record-setting financial performance and a major metallurgical coal acquisition,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “Looking forward, we are well positioned with fully contracted U.S. sales, an expanding Australian thermal and metallurgical coal platform, a growing global trading presence and multiple emerging Asian joint ventures. With the addition of Macarthur Coal, we now have one of the strongest development portfolios of thermal and metallurgical coal assets in the industry.”

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PEABODY ENERGY ANNOUNCES RESULTS - PAGE 2

RESULTS FROM PEABODY CONTINUING OPERATIONS
2011 revenues increased 18 percent to a record $7.97 billion, driven by higher average pricing in all regions and increased volume in the United States. 2011 sales volumes increased 3 percent to 250.6 million tons.
Australia shipments totaled 25.3 million tons, including 9.3 million tons of metallurgical coal and 10.1 million tons of seaborne thermal coal, on par with 25.3 million tons sold in 2010. Increased volume from the expanded Wilpinjong and Millennium mines, as well as two months of volume from Macarthur was offset by the impact of first quarter flooding and geologic issues at the North Goonyella Mine in the third and fourth quarter. Australia revenue rose 28 percent due to strong pricing for both metallurgical and seaborne thermal coal.
U.S. shipments increased 5 percent, driven by the North Antelope Rochelle Mine, which shipped a record 109.0 million tons. U.S. revenues increased due to higher average realized prices in both the Midwestern and Western regions.
EBITDA totaled $2.13 billion compared with $1.84 billion in the prior year, with increased contributions from all segments.

•	U.S. Mining EBITDA rose 3 percent to $1.17 billion, driven by higher margins in the Midwest and increased volume in the West.

•
Australian Mining EBITDA rose 22 percent to $1.19 billion, reflecting a 26 percent increase in margins per ton despite the impacts of geologic issues at North Goonyella which totaled approximately $235 million.

•	Acquisition-related costs and two months of Macarthur results reduced EBITDA by $95.0 million.

•
Trading and Brokerage and Resource Management both showed significant increases, delivering a combined $264.2 million of EBITDA compared with $101.0 million in 2010. Trading and Brokerage benefited from increased high-margin export volumes, while Resource Management capitalized on several land and reserve transactions related to the company's portfolio optimization program.

Operating profit rose 18 percent to $1.59 billion, leading to record operating cash flow of $1.63 billion. Income from continuing operations was $1.01 billion. During the quarter, a decision was made to begin a sales process for the Wilkie Creek Mine. As an asset held for sale, Wilkie Creek is excluded from continuing operations.

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PEABODY ENERGY ANNOUNCES RESULTS - PAGE 3

Diluted earnings per share from continuing operations reached $3.76 compared to $2.93 in the prior year. Acquisition-related items impacted diluted earnings per share by $0.41.
In the fourth quarter, the company finalized the permanent financing for the acquisition of Macarthur Coal, which included the use of $1.0 billion in cash on hand, $1.0 billion from a five-year term loan and $3.1 billion from the issuance of seven- and 10-year bonds. The term loan and bonds carry a current weighted average interest rate of 5.2 percent.

Safety and Environmental Highlights
Peabody delivered its safest year in company history with a global incidence rate of 1.93 per 200,000 hours worked, improving nearly 30 percent from the prior year's record performance. Two operations completed the year with zero incidents, and Peabody earned seven safety awards in the United States and Australia. The company also earned six honors for environmental excellence in the United States, Australia and Mongolia.

GLOBAL COAL MARKETS AND PEABODY'S POSITION
“The International Energy Agency has projected that global coal use will rise 65 percent by 2035 under its 'current policies' scenario,” said Boyce. “Coal would become the world's largest energy source, and the energy growth from coal would be 30 percent greater than the increase in global gas consumption and more than double the growth in oil.”
Global coal consumption rose in 2011 to an estimated 7.5 billion tonnes, a new record, driven by increased coal use in China, India and other emerging Asian nations. Global seaborne demand rose an estimated 6 percent and exceeded 1 billion tonnes, led by an increase in thermal demand to supply approximately 81 gigawatts of new coal-fueled generation brought on line in 2011.
Within the global coal markets:

•
Global steel production grew an estimated 7 percent in 2011. Peabody estimates that global metallurgical coal imports increased 11 percent in the second half of 2011 following significant seaborne supply disruptions early in the year.

•
China's coal-fueled generation rose 14 percent in 2011, leading to record total coal imports of 182 million tonnes. Furthermore, Wood Mackenzie has estimated that more than 850 million tonnes of coal could be imported into China by 2015.

•	India's coal-fueled generation rose 9 percent from the prior year, driving thermal coal imports 35 percent higher to an estimated 85 million tonnes.

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PEABODY ENERGY ANNOUNCES RESULTS - PAGE 4

Peabody expects higher metallurgical and thermal coal consumption to raise global seaborne demand 100 to 120 million tonnes in 2012, led by anticipated increases in China, India, Japan and Germany. Australia is expected to supply half of the growth in global coal exports.
An estimated 90 gigawatts of coal-fueled generating plants are expected to come on line in 2012, representing more than 300 million tonnes per year of additional coal consumption. The World Steel Association predicts steel demand will increase 5 percent in 2012, which would require approximately 50 million tonnes of additional metallurgical coal.
Looking at seaborne coal pricing, Newcastle thermal coal contracts settled at $116 per tonne for Jan. 1 settlements. Metallurgical coal prices for high quality hard coking coal and low-vol PCI settled at $235 and $171 per tonne, respectively, for Jan. 1 quarterly contracts.
In Australia, Peabody is settling first quarter metallurgical coal shipments in line with recent settlements with essentially all metallurgical coal production unpriced for the remainder of the year. The company is targeting total 2012 metallurgical coal sales of 14 to 15 million tons. The company has 40 to 50 percent of seaborne thermal volumes unpriced for 2012 and is targeting full-year Australian thermal exports of 12 to 13 million tons.
U.S. markets have been marked by poor economic activity, low electricity generation and an oversupply of natural gas. U.S. coal generation declined an estimated 5 percent in 2011 while U.S. coal exports increased 29 percent to an estimated 108 million tons. Utility customer coal inventories ended the year at approximately 65 days of supply, with the Powder River Basin the lowest of any major region at 58 days of supply.
In 2012, Peabody expects domestic U.S. coal consumption to continue to be impacted by muted economic growth and additional coal-to-gas switching.
Peabody expects its 2012 U.S. volume to be at 2011 levels, with production fully committed. The company has 45 to 55 percent of planned production unpriced for 2013.

MACARTHUR INTEGRATION UPDATE
In the fourth quarter, Peabody completed the major acquisition of Macarthur Coal and finalized Macarthur's delisting from the Australian Stock Exchange.
“Peabody acquired Macarthur Coal to significantly expand our Australian metallurgical coal production base and add a large portfolio of development projects,” said Boyce. “We are aggressively advancing these initiatives and at first look, the resource base is better, the team more highly motivated, and the project opportunities more robust than anticipated.”

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PEABODY ENERGY ANNOUNCES RESULTS - PAGE 5

Peabody is targeting 2012 volumes of 4 to 5 million tons from the Coppabella and Moorvale mines, based on attributable ownership at 73 percent. The Middlemount joint venture will be accounted for using the equity method, and therefore will not be included in reported volumes, revenues or costs.
The company is implementing a comprehensive near-term plan to improve the cost structure, productivity, and sustainability of the acquired operations, raising performance to Peabody standards and industry best practices. Key components of the 2012 plan include: 1) A major upgrade to the Coppabella Mine to improve the mine plan and correct a significant overburden removal deficiency; 2) Increased dragline and equipment utilization and productivity at the Coppabella and Moorvale mines; 3) Major repairs to production equipment that had been deferred under prior management; and 4) Improved coal marketing activities to strengthen the committed position and realize commercial synergies across all operations.
These items will impact financial results throughout 2012. The company believes that taking these early actions will provide a solid foundation for higher productivity, lower costs and improved financial performance in 2013 and beyond. The company's target to have the acquisition be accretive after the first year remains.
In addition to the improved operating and financial results expected beyond 2012 for the existing operations, on the project side, positive developments are also expected to improve 2013 and 2014 performance expectations.

•
Peabody has approved the acceleration of development for the new Codrilla Mine, which is expected to produce first coal in late 2013 and grow volumes to approximately 3.5 million tons (2.6 million tons attributable) by 2014.

•
Middlemount has completed a large new rail spur and is ramping up operations. Shipments are expected to reach 4.4 million tons (2.2 million tons attributable) and volumes will be sent through Abbot Point via the just-completed “Northern Missing Link” connecting the Goonyella and Newlands rail systems.

PROJECT UPDATE
Peabody continues to advance multiple projects in Australia and the United States. Capital expenditures for 2012, including Macarthur, are targeted in the $1.2 to $1.4 billion range, with approximately two-thirds targeted for new mines, expansion and extension projects.

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PEABODY ENERGY ANNOUNCES RESULTS - PAGE 6

Among the company's Australian projects:

•
The Millennium Mine expansion received necessary permitting in November to add 1 to 2 million tons per year of PCI and semi-hard metallurgical production. The project is expected to add incremental volumes this year with full production expected in 2013.

•	Progress at the Burton Mine extension continues and is expected to add incremental volumes of hard coking coal this year with completion of a 1 million ton-per-year expansion expected by late 2012.

•
Construction of the new Metropolitan Mine drift and upgrades to existing operations are under way to increase production of hard coking coal by 1 million tons per year by late 2013. In addition to the expansion, the mine is undertaking a modernization program to improve productivity and the cost structure.

Peabody also has begun converting the Wilpinjong and Millennium mines in Australia from contract mining to owner operations. Total expenditures of $400 to $425 million are expected in equipment investments over the next two years to significantly improve the cost structure at these mines.
In the United States, development will begin this year on the Gateway North Mine, which will replace the current Gateway Mine. The new mine is expected to produce approximately 4.5 million tons per year after completion in 2014. In the West, the company has secured agreements to begin development of an extension to the current Twentymile Mine.

OUTLOOK
Peabody is targeting first quarter 2012 EBITDA, including Macarthur, in the range of $500 to $600 million and adjusted diluted earnings per share of $0.50 to $0.75. First quarter targets reflect a longwall move at the Twentymile Mine. Results also could be impacted by the timing of shipments in Australia.
For 2012, the company is targeting total sales of 245 to 265 million tons including 33 to 36 million tons from Australia, 195 to 205 million tons from the United States and the remainder from Trading and Brokerage activities.
Peabody Energy is the world's largest private-sector coal company and a global leader in clean coal solutions.  Its coal products fuel approximately 10 percent of U.S. power and 2 percent of worldwide electricity.

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PEABODY ENERGY ANNOUNCES RESULTS - PAGE 7

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of Jan. 24, 2012. These factors are difficult to accurately predict and may be beyond the company's control. The company does not undertake to update its forward-looking statements. Factors that could affect the company's results include, but are not limited to: demand for coal in the United States and the seaborne thermal and metallurgical coal markets; price volatility and demand, particularly in higher-margin products and in our trading and brokerage businesses; impact of weather on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, co-shippers, trading, banks and other financial counterparties; geologic, equipment, permitting and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; successful integration and management of the newly acquired Macarthur Coal operations; successful implementation of business strategies, including our Btu Conversion and generation development initiatives; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; access to capital and credit markets and availability and costs of credit, margin capacity, surety bonds, letters of credit, and insurance; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which we have operations or serve customers; legislation, regulations and court decisions or other government actions, including new environmental and mine safety requirements; changes in income tax regulations or other regulatory taxes; litigation, including claims not yet asserted; and other risks detailed in the company's reports filed with the Securities and Exchange Commission (SEC).

Included in our release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations. We have defined below the non-GAAP financial measures that we use and have included in the following tables of this release reconciliations of these measures to the most directly comparable GAAP measures.

EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of the company's ability to meet debt service and capital expenditure requirements.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as income from continuing operations and diluted earnings per share excluding the impact of the remeasurement of foreign income tax accounts. Management has included these measures because, in management's opinion, excluding such impact is a better indicator of the company's ongoing effective tax rate and diluted earnings per share, and is therefore more useful in comparing the company's results with prior and future periods.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Dec. 31, 2011 and 2010 and Years Ended Dec. 31, 2011 and 2010

(Dollars in Millions, Except Per Share Data)
	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2011	2010	2011	2010

Tons Sold (In Millions)	68.5	63.6	250.6	244.2

Revenues	$2,253.6	$1,792.7	$7,974.4	$6,739.9
Operating Costs and Expenses	1,539.8	1,279.0	5,550.0	4,697.3
Depreciation, Depletion and Amortization	159.5	112.5	482.2	437.1
Asset Retirement Obligation Expense	9.3	17.1	53.1	47.2
Selling and Administrative Expenses	85.9	68.6	268.2	232.2
Acquisition Costs Related to Macarthur Coal Limited	76.1	—	85.2	—
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(45.5)	(14.6)	(76.9)	(30.0)
Loss from Equity Affiliates	10.2	3.8	19.2	1.7
Operating Profit	418.3	326.3	1,593.4	1,354.4
Interest Income	(7.2)	(4.2)	(18.9)	(9.6)
Interest Expense:
Interest Expense	46.9	52.0	193.3	204.3
Refinancing Charges	—	—	—	17.7
Acquisition Related Interest Expense	32.6	—	45.3	—
Interest Expense	79.5	52.0	238.6	222.0
Income from Continuing Operations Before Income Taxes	346.0	278.5	1,373.7	1,142.0
Income Tax Provision:
Provision	107.5	35.8	364.1	267.5
Remeasurement Expense (Benefit) Related to Foreign
Income Tax Accounts	16.0	18.9	(0.9)	47.9
Income Tax Provision	123.5	54.7	363.2	315.4
Income from Continuing Operations, Net of Income Taxes	222.5	223.8	1,010.5	826.6
Loss from Discontinued Operations, Net of Income Taxes	(28.5)	(8.8)	(64.2)	(24.4)
Net Income	194.0	215.0	946.3	802.2
Less: Net Income (Loss) Attributable to Noncontrolling Interests	(28.4)	5.0	(11.4)	28.2
Net Income Attributable to Common Stockholders	$222.4	$210.0	$957.7	$774.0

Diluted EPS (1):
Income (Loss) Attributable to Common Stockholders:
Continuing Operations (2)	$0.92	$0.80	$3.76	$2.93
Discontinued Operations	(0.10)	(0.03)	(0.24)	(0.09)
Net Income Attributable to Common Stockholders	$0.82	$0.77	$3.52	$2.84

EBITDA	$587.1	$455.9	$2,128.7	$1,838.7

Adjusted Diluted EPS (1):
Adjusted Income from Continuing Operations:
Continuing Operations (2)	$0.92	$0.80	$3.76	$2.93
Remeasurement Expense (Benefit) Related to Foreign
Income Tax Accounts	0.06	0.07	—	0.18
Adjusted Income from Continuing Operations	$0.98	$0.87	$3.76	$3.11

(1)
Weighted average diluted shares outstanding were 270.2 million and 270.3 million for the quarters ended Dec. 31, 2011 and 2010, respectively, and 270.3 million and 269.9 million for the years ended Dec. 31, 2011 and 2010, respectively. We compute EPS using a two-class method using an earnings allocation method that determines EPS separately for common stock and participating securities. As a result, it may not be possible to recalculate EPS as presented in our condensed consolidated statements of operations. For the quarters and years ended Dec. 31, 2011 and 2010, there was no dilutive impact of our Convertible Junior Subordinated Debentures on diluted EPS.

(2)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Dec. 31, 2011 and 2010 and Years Ended Dec. 31, 2011 and 2010
	Quarter Ended		Year Ended
	Dec. 2011	Dec. 2010	Dec. 2011	Dec. 2010

Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$1,177.0	$1,055.5	$4,381.5	$4,026.9
Australian Mining Operations	772.6	717.1	2,927.8	2,399.9
Macarthur Mining Operations (1)	152.9	—	152.9	—
Trading and Brokerage Operations	145.6	17.4	475.1	291.1
Other	5.5	2.7	37.1	22.0
Total	$2,253.6	$1,792.7	$7,974.4	$6,739.9

Tons Sold (In Millions)
Midwestern U.S. Mining Operations	8.0	8.1	30.3	29.7
Western U.S. Mining Operations	46.4	42.1	173.6	163.8
Australian Mining Operations	6.2	6.7	24.4	25.3
Macarthur Mining Operations (1)	0.9	—	0.9	—
Trading and Brokerage Operations	7.0	6.7	21.4	25.4
Total (2)	68.5	63.6	250.6	244.2

Revenues per Ton - Mining Operations
Midwestern U.S.	$50.98	$46.02	$48.83	$44.49
Western U.S.	16.73	16.26	16.72	16.52
Total - U.S.	21.69	21.04	21.49	20.81
Australia (3)	125.52	107.03	119.93	94.80

Operating Costs per Ton - Mining Operations (4)
Midwestern U.S.	$36.63	$33.73	$35.35	$33.64
Western U.S.	11.69	11.84	12.31	11.53
Total - U.S.	15.30	15.36	15.73	14.92
Australia (3)	70.59	63.25	71.17	56.19

Gross Margin per Ton - Mining Operations (4)
Midwestern U.S.	$14.35	$12.29	$13.48	$10.85
Western U.S.	5.04	4.42	4.41	4.99
Total - U.S.	6.39	5.68	5.76	5.89
Australia (3)	54.93	43.78	48.76	38.61

Operating Profit per Ton	$6.11	$5.13	$6.36	$5.55

	Quarter Ended		Year Ended
(Dollars in Millions)	Dec. 2011	Dec. 2010	Dec. 2011	Dec. 2010

EBITDA - U.S. Mining Operations	$346.8	$285.2	$1,174.9	$1,138.8
EBITDA - Australian Mining Operations	338.1	293.4	1,190.3	977.4
EBITDA - Trading and Brokerage Operations	62.4	(13.8)	197.0	77.2
EBITDA - Resource Management (5)	41.3	14.5	67.2	23.8
Selling and Administrative Expenses	(85.9)	(68.6)	(268.2)	(232.2)
Other Operating Costs, Net (6)	(29.7)	(54.8)	(137.5)	(146.3)
EBITDA - Excluding Macarthur Operations and Acquisition Costs	673.0	455.9	2,223.7	1,838.7
EBITDA - Macarthur Operations and Acquisition Costs	(85.9)	—	(95.0)	—
EBITDA	587.1	455.9	2,128.7	1,838.7
Operating Cash Flows	442.7	194.9	1,633.2	1,087.1
Capital Expenditures (Includes Discontinued Operations)	256.9	289.2	903.0	633.0

(1)	Macarthur results are for the two months ended Dec. 31, 2011, on an attributable basis and exclude equity-affiliate operations.
(2)
Metallurgical coal sales totaled 3.3 million and 2.9 million tons for the quarters ended Dec. 31, 2011 and 2010, respectively, and 9.3 million and 9.8 million tons for the years ended Dec. 31, 2011 and 2010, respectively.

(3)
Excludes Macarthur. The Australian Mining Operations revenue, operating costs and gross margin per ton including Macarthur were $131.46, $82.86 and $48.60, respectively, for the quarter ended Dec. 31, 2011 and $121.78, $74.57 and $47.21, respectively, for the year ended Dec. 31, 2011.

(4)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(5)	Includes certain asset sales, property management costs and revenues, and coal royalty expense.
(6)	Includes Generation Development and Btu Conversion development costs, costs associated with post-mining activities, (income) losses from equity interests and provisions for certain litigation.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes (Unaudited)
For the Quarters Ended Dec. 31, 2011 and 2010 and the Years Ended Dec. 31, 2011 and 2010

(Dollars in Millions)	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2011	2010	2011	2010

EBITDA	$587.1	$455.9	$2,128.7	$1,838.7
Depreciation, Depletion and Amortization	159.5	112.5	482.2	437.1
Asset Retirement Obligation Expense	9.3	17.1	53.1	47.2
Interest Income	(7.2)	(4.2)	(18.9)	(9.6)
Interest Expense	79.5	52.0	238.6	222.0
Income Tax Provision Before Remeasurement of Foreign Income
Tax Accounts	107.5	35.8	364.1	267.5
Adjusted Income from Continuing Operations (1)	238.5	242.7	1,009.6	874.5
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	16.0	18.9	(0.9)	47.9

Income from Continuing Operations, Net of Income Taxes	$222.5	$223.8	$1,010.5	$826.6

Net Income Attributable to Noncontrolling Interests	$(28.4)	$5.0	$(11.4)	$28.2

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes - Targets for the Quarter Ending March 31, 2012 (Unaudited)

(Dollars in Millions)	Quarter Ending March 31, 2012
	Targeted Results
	Low	High

EBITDA	$500	$600
Depreciation, Depletion and Amortization	180	188
Asset Retirement Obligation Expense	19	15
Interest Income	(2)	(3)
Interest Expense	110	104
Income Tax Provision Before Remeasurement of Foreign Income
Tax Accounts	52	82
Adjusted Income from Continuing Operations (1)	141	214
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	—	—
Income from Continuing Operations, Net of Income Taxes	$141	$214

Net Income Attributable to Noncontrolling Interests	$3	$7

Adjusted Diluted EPS:
Adjusted Income from Continuing Operations:
Continuing Operations (2)	$0.50	$0.75
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	—	—
Adjusted Income from Continuing Operations	$0.50	$0.75

(1)	In order to arrive at the numerator used to calculate adjusted diluted EPS, it is necessary to deduct net income attributable to noncontrolling interests from this amount.
(2)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
Dec. 31, 2011 and Dec. 31, 2010

(Dollars in Millions)
	(Unaudited)
	December 31, 2011	December 31, 2010
Cash and Cash Equivalents	$799.1	$1,295.2
Receivables, Net	922.5	555.8
Inventories	446.3	327.2
Assets from Coal Trading Activities, Net	44.6	192.5
Deferred Income Taxes	27.3	120.4
Other Current Assets	990.4	467.1
Total Current Assets	3,230.2	2,958.2
Net Property, Plant, Equipment and Mine Development	11,652.8	7,378.1
Investments and Other Assets	1,850.0	1,026.8
Total Assets	$16,733.0	$11,363.1

Current Maturities of Debt	$101.1	$43.2
Liabilities from Coal Trading Activities, Net	10.3	181.7
Accounts Payable and Accruals	1,712.3	1,288.8
Total Current Liabilities	1,823.7	1,513.7
Long-Term Debt	6,556.4	2,706.8
Deferred Income Taxes	554.2	545.1
Other Long-Term Liabilities	2,282.9	1,908.2
Total Liabilities	11,217.2	6,673.8
Stockholders' Equity	5,515.8	4,689.3
Total Liabilities and Stockholders' Equity	$16,733.0	$11,363.1

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.